                                                                    Exhibit 12.1

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                           FROM CONTINUING OPERATIONS
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)


                                                                         Fiscal Year Ended                      Quarter Ended
                                                  ---------------------------------------------------------   ---------------------
                                                  December     December    December   December    December      March       March
                                                      25,         31,         29,        28,          27,         29,         28,
                                                     1994        1995        1996       1997         1998        1998        1999
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
FIXED CHARGES COMPUTATION
Net Interest Expense                              $  43,742   $  57,623   $  66,740   $  97,286   $ 101,420   $  26,811   $  22,447
Plus Capitalized Interest                               474       1,889       6,397       5,376       4,516       1,150       2,317
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

Gross Interest Expense                               44,216      59,512      73,137     102,662     105,936      27,961      24,764

Proportionate Share of Interest
  Expense of 50% owned persons                       12,351      13,824      17,941       1,948          --          --          --
Interest component of Rent                            5,303       5,781       5,787       6,671       7,688       2,075       2,078
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

TOTAL FIXED CHARGES                               $  61,870   $  79,117   $  96,865   $ 111,281   $ 113,624   $  30,036   $  26,842
                                                  =========   =========   =========   =========   =========   =========   =========

EARNINGS  COMPUTATION

Pre-tax earnings from continuing operations       $ 265,737   $ 182,817   $ 310,209   $ 693,852   $ 507,916   $ 171,605   $ 105,014
Add: Fixed  Charges                                  61,870      79,117      96,865     111,281     113,624      30,036      26,842
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                  $ 327,607   $ 261,934   $ 407,074   $ 805,133   $ 621,540   $ 201,641   $ 131,856
Less: Capitalized Interest                             (474)     (1,889)     (6,397)     (5,376)     (4,516)     (1,150)     (2,317)


       Distributions in excess of
       (less than) earnings of investee              (4,487)     (9,285)    (12,962)     (7,675)    (16,693)     (2,204)     (4,210)

                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total Earnings as Adjusted                        $ 322,646   $ 250,760   $ 387,715   $ 792,082   $ 600,331   $ 198,287   $ 125,329
                                                  =========   =========   =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                    5.2:1       3.2:1       4.0:1       7.1:1       5.3:1       6.6:1       4.7:1
                                                  =========   =========   =========   =========   =========   =========   =========
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